UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2011

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1200 Urban Center Drive
Birmingham, Alabama	35242
(Address of principal executive offices)	(zip code)

Registrant's telephone number, including area code: (205) 298-3000

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On December 15, 2011, Vulcan Materials Company (“Vulcan”, “we”, “our”, or “us”) entered into a credit agreement (the “ABL Credit Agreement”) providing for a $600 million asset based lending credit facility (the “ABL Credit Facility”) with SunTrust Bank, as administrative agent (in such capacity, the “Administrative Agent”), and the lenders (the “Lenders”) and other parties thereto. The Lenders are:

SunTrust Bank
Wells Fargo Bank, National Association
Bank of America, N.A.
Regions Bank
U.S. Bank, National Association
Goldman Sachs Bank USA
The Northern Trust Company
Synovus Bank
Atlantic Capital Bank

The ABL Credit Facility is senior secured debt of Vulcan, and is secured by accounts receivable and inventory (the “Collateral”), and borrowings are limited by a borrowing base derived from advance rates against the Collateral.  Additionally, the ABL Credit Facility is guaranteed by most of our subsidiaries.  The ABL Credit Agreement contains representations, affirmative, negative, and financial covenants and events of default customary for credit facilities of this type.  The primary covenants include limitations on liens, indebtedness, guaranties, certain restricted payments, and acquisitions and divestitures, and a minimum fixed charge coverage ratio that is only applicable if our facility usage exceeds 90% of the lesser of the facility amount and the borrowing base.  The ABL Credit Facility matures on December 15, 2016.

Proceeds of the ABL Credit Facility will be used for general corporate purposes.

The loans under the ABL Credit Facility bear interest at a rate equal to the Eurodollar Rate (LIBOR), or the Base Rate (which is defined as the highest of the SunTrust prime rate, the Federal funds rate plus 0.50% and the one-month Eurodollar Rate determined on a daily basis plus 1.00%) at the option of Vulcan, plus a margin determined by reference to a facility-utilization based pricing grid.  With less than 34% of the facility used currently, the applicable margin under the ABL Credit Facility is 1.75% over the Eurodollar Rate.

Certain of the Lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us, including letters of credit, depository services and account processing services, for which we have paid and intend to pay customary fees, and our pension fund also invests in funds managed by certain of the Lenders or affiliates of the Lenders. Certain of the Lenders were parties to our prior credit agreements.

The foregoing description of the ABL Credit Facility is qualified in its entirety by reference to the full text of the ABL Credit Agreement, which is filed herewith as Exhibit 1.1 to this Report and is incorporated in this Report by reference.

Item 1.02   Termination of a Material Definitive Agreement.

Effective as of December 15, 2011, as a result of entering into the ABL Credit Agreement, we terminated the Five-Year Credit Agreement (the “2007 Credit Agreement”) with Bank of America, National Association, as Administrative Agent and the other Lender Parties thereto (the “Lenders”) dated November 16, 2007.  We did not incur any penalties by canceling the 2007 Credit Agreement prior to its scheduled Maturity Date of November 16, 2012.

The material terms and conditions of the 2007 Credit Agreement are set forth on our Current Form 8-K filed with the Securities and Exchange Commission on November 21, 2007.

Item 7.01    Regulation FD Disclosure.

On December 19, 2011, the Company issued a press release in which it announced that it is consolidating its eight divisions into four operating regions. This initiative was approved by the Company’s Board at its regularly scheduled meeting on December 9, 2011. As a result of the consolidation, the Company expects to record a charge of approximately $10 million on a pre-tax basis, or $0.05 per share after tax, during the 4th quarter of 2011. A copy of the press release is attached as an exhibit to this report.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits
The following exhibits to the Registration Statement are being filed with this report:

Exhibit
Number	Description
99.1	Credit Agreement dated December 15, 2011 among Vulcan Materials Company, and SunTrust Bank, as Administrative Agent, and the Lenders and other parties named therein.

99.2	Press Release dated December 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vulcan Materials Company

Date: December 19, 2011	By:	/s/ Robert A. Wason IV
Robert A. Wason IV